EXHIBIT 99.1

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone: (405) 235-3611 Fax: (405) 552-4667

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY EARNS $859 MILLION IN SECOND QUARTER 2006;
PER SHARE EARNINGS INCREASE 39 PERCENT TO $1.92
OKLAHOMA CITY — August 2, 2006 — Devon Energy Corporation (NYSE:DVN) today reported net earnings for the quarter ended June 30, 2006, of $859 million, or $1.94 per common share ($1.92 per diluted common share). These results compare with second-quarter 2005 net earnings of $653 million, or $1.40 per common share ($1.38 per diluted common share). Earnings per share increased 39 percent compared with the second quarter of 2005.
          For the six months ended June 30, 2006, Devon’s net earnings were $1.6 billion, or $3.52 per common share ($3.47 per diluted common share). Net earnings for the six months ended June 30, 2005, were $1.2 billion, or $2.57 per common share ($2.53 per diluted common share).
          Second-quarter 2006 reported net earnings of $859 million benefited from certain items securities analysts typically exclude from their published estimates. Excluding these items, Devon earned $701 million, or $1.57 per diluted share. The excluded items are described in detail in this news release.
          “The strength of Devon’s property base and drilling programs is reflected in our production growth. Second-quarter oil and gas production was up two percent over the first quarter and we expect production growth to accelerate in the second half of the year,” commented J. Larry Nichols, chairman and chief executive officer.
Acquisition of Chief Properties Enhances Devon’s Lead in Barnett Shale
          Devon completed its acquisition of Chief Holdings LLC on June 29, 2006, increasing its position in the Barnett Shale in north Texas. With net production of approximately 650 million cubic feet of gas equivalent per day, Devon produces almost half of the total Barnett Shale production. Following the acquisition, Devon has more than 2,500 producing wells and 733,000 net acres in the Barnett Shale.
          “Acquisition of the Chief acreage gives us 2,000 additional drilling locations in the Barnett Shale,” said Stephen J. Hadden, senior vice president, exploration and production. “We plan to have 30 rigs drilling in the Barnett Shale by year-end and to drive Devon’s share of Barnett production to one billion cubic feet of gas equivalent per day by 2009.”

Second-Quarter Highlights Include Gulf of Mexico and International Operations
          Devon drilled 546 wells in the second quarter of 2006 with a 97 percent overall success rate. Following are second-quarter operating highlights:
•	Devon and its partners completed the production test of the deepwater Jack well in the Gulf of Mexico’s lower Tertiary trend in June. The test results are currently being evaluated and will be announced later this year. This test is an important step in Devon’s evaluation of its extensive inventory of discoveries and prospects in the lower Tertiary trend.

•	In May, the company restored production from the deepwater Red Hawk field in the Gulf of Mexico that was suspended by the 2005 hurricanes. Red Hawk produces about 10,000 oil equivalent barrels (Boe) per day net to Devon. In July, Devon restored another 6,000 Boe per day in the Eugene Island and West Cameron areas of the shallow water shelf. About 90 percent of the production interrupted by the hurricanes has now been restored.

•	Construction and fabrication for the 50 million barrel Polvo oil development project in Brazil continues on schedule. The drilling deck was lifted into place and initial dry-dock work on the floating production, storage and offloading vessel was completed in June. Devon expects first oil production from Polvo in mid-2007.

•	The inaugural shipment of crude oil from the Baku-Tbilisi-Ceyhan pipeline marked an important milestone for the 5.5 billion barrel ACG field in Azerbaijan in June. Devon’s average daily oil production from ACG is expected to increase by approximately 30,000 barrels per day within the next six months.
Pre-Tax Earnings Climb on Higher Revenues
          Sales of oil, gas and natural gas liquids increased seven percent to $2.2 billion in the second quarter of 2006. The increase in revenues more than exceeded combined expense increases, leading to higher earnings before income taxes.
          Substantially higher realized prices for oil and natural gas liquids led to the increase in sales revenues. Devon’s second-quarter 2006 average realized oil price increased 71 percent to $63.69 per barrel compared with $37.28 per barrel in the second quarter of 2005. The higher realized oil price is attributable to a global increase in crude oil prices and to the expiration of Devon’s oil price hedges at December 31, 2005. None of Devon’s oil production is hedged in 2006. The average realized price for natural gas liquids increased 30 percent to $33.83 per barrel in the second quarter of 2006 compared with $25.99 per barrel in the same quarter in 2005.
          Conversely, the realized price of natural gas decreased by four percent in the second quarter of 2006 to $5.83 per thousand cubic feet. This compares with a realized price of $6.09 per thousand cubic feet in the second quarter of 2005.
          Devon’s combined oil, gas and natural gas liquids production averaged 578 thousand Boe per day in the second quarter of 2006. This compares with second quarter 2005 average production of 641 thousand Boe per day. The decrease in 2006 production was primarily attributable to property divestitures and the continued impact of hurricanes experienced in the second half of 2005. Devon has now restored about 90 percent of the production suspended by the 2005 hurricanes. Second-quarter 2006 daily production was approximately two percent greater than first-quarter 2006 daily production.

          Marketing and midstream operating profit increased 17 percent in the second quarter of 2006 to $109 million. Marketing and midstream revenues increased two percent to $397 million. Related expenses decreased three percent to $288 million.
          Lease operating expenses increased seven percent to $362 million in the second quarter of 2006. Higher ad valorem taxes, rising oil field service and supply costs and the continued strengthening of the Canadian dollar all contributed to the increase.
          Production taxes increased 15 percent to $86 million in the second quarter of 2006. Higher production taxes resulted primarily from higher oil and gas revenues.
          Depreciation, depletion and amortization (DD&A) of oil and gas properties increased 12 percent to $556 million in the second quarter of 2006 compared with the same quarter in 2005. Unit DD&A increased 25 percent to $10.56 per Boe compared with the second quarter of 2005.
          Second-quarter general and administrative (G&A) expenses increased 16 percent to $90 million compared with the second quarter of 2005. Beginning in 2006, accounting rules require that stock option costs be expensed, contributing to the increase in G&A expenses.
          Interest expense for the second quarter of 2006 decreased 31 percent to $102 million. Interest expense of $146 million in the second quarter of 2005 included $30 million attributable to the company’s early redemption of zero coupon convertible debentures.
Lower Canadian Rate Decreases Income Tax Expense
          Income tax expense was $185 million in the second quarter of 2006, or 18 percent of pre-tax earnings. Current income tax expense decreased 28 percent compared with the second quarter of 2005. A reduction in Canadian statutory income tax rates resulted in a $243 million reduction in deferred taxes. This was offset in part by a $39 million deferred tax increase attributable to a new income-based tax in the state of Texas.
Cash Flow Before Balance Sheet Changes Increases 19 Percent
          Cash flow before balance sheet changes increased 19 percent to $1.5 billion in the second quarter of 2006. This was sufficient to fully fund Devon’s second-quarter 2006 drilling budget of $1.1 billion and other capital expenditures. The $2.2 billion Chief acquisition was funded with cash on hand and debt.
          At June 30, 2006, cash and short-term investments were $1.4 billion. Net debt at June 30, 2006, was 26 percent of adjusted capitalization, compared with 23 percent of adjusted capitalization at June 30, 2005. Reconciliations of cash flow before balance sheet changes, net debt and adjusted capitalization, which are non-GAAP measures, are provided in this release.
Items Excluded from Published Earnings Estimates
          Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates for the company’s financial results. These items and their effects upon second-quarter 2006 reported earnings were as follows:
•	A change in fair value of derivative financial instruments decreased earnings by $47 million pre-tax ($30 million after tax).

•	A reduction in the carrying value of oil and gas properties reduced earnings by $16 million before and after income taxes.

•	A reduction in Canadian statutory income tax rates increased after-tax earnings by $243 million.

•	A new income-based tax in the state of Texas decreased after-tax earnings by $39 million.
          The following table summarizes the effects of these items on second-quarter 2006 earnings and income taxes.
Summary of Items Typically Excluded by Securities Analysts
(in millions)

	Pretax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Change in fair value of financial instruments	$(47)	—	(17)	(17)	(30)	—
Reduction in the carrying value of properties	(16)	—	—	—	(16)	—
Change in Canadian income tax rate	—	—	(243)	(243)	243	—
Texas income-based tax	—	—	39	39	(39)	—

Totals	$(63)	—	(221)	(221)	158	—

In aggregate, these items increased second-quarter 2006 net earnings by $158 million, or 35 cents per common share (35 cents per diluted share).
Conference Call to be Webcast Today
          Devon will discuss its second-quarter 2006 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
          Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Six Months Ended
PRODUCTION DATA	June 30,		June 30,
(net of royalties)	2006	2005	2006	2005

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	117.3	113.9	230.8	229.6
U.S. Offshore	18.6	25.7	35.0	54.8

Total U.S.	135.9	139.6	265.8	284.4
Canada	62.7	66.9	121.8	133.0
International	2.2	2.4	4.5	5.2

Total Natural Gas	200.8	208.9	392.1	422.6

Oil (MMBbls)
U.S. Onshore	2.8	3.0	5.6	6.3
U.S. Offshore	2.3	3.9	4.5	8.4

Total U.S.	5.1	6.9	10.1	14.7
Canada	3.1	3.4	6.3	6.7
International	5.3	7.1	10.5	13.9

Total Oil	13.5	17.4	26.9	35.3

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.4	4.4	8.9	8.8
U.S. Offshore	0.1	0.2	0.2	0.5

Total U.S.	4.5	4.6	9.1	9.3
Canada	1.2	1.3	2.4	2.6
International	—	0.1	—	0.1

Total Natural Gas Liquids	5.7	6.0	11.5	12.0

Oil Equivalent (MMBoe)
U.S. Onshore	26.8	26.4	53.0	53.4
U.S. Offshore	5.4	8.4	10.5	18.0

Total U.S.	32.2	34.8	63.5	71.4
Canada	14.7	15.9	29.0	31.4
International	5.7	7.6	11.2	14.9

Total Oil Equivalent	52.6	58.3	103.7	117.7

Average Daily Production

Natural Gas (MMcf) U.S. Onshore	1,288.7	1,251.0	1,275.0	1,268.4
U.S. Offshore	204.0	282.6	193.5	303.0

Total U.S.	1,492.7	1,533.6	1,468.5	1,571.4
Canada	689.0	734.6	672.8	735.0
International	24.7	26.9	24.8	28.5

Total Natural Gas	2,206.4	2,295.1	2,166.1	2,334.9

Oil (MBbls)
U.S. Onshore	30.8	33.1	31.0	35.0
U.S. Offshore	24.7	42.8	24.5	46.1

Total U.S.	55.5	75.9	55.5	81.1
Canada	33.6	38.0	34.7	37.1
International	58.7	77.8	58.2	76.7

Total Oil	147.8	191.7	148.4	194.9

Natural Gas Liquids (MBbls)
U.S. Onshore	48.5	48.5	49.1	48.8
U.S. Offshore	1.0	2.6	1.3	2.6

Total U.S.	49.5	51.1	50.4	51.4
Canada	13.2	14.4	13.4	14.1
International	—	0.9	—	0.9

Total Natural Gas Liquids	62.7	66.4	63.8	66.4

Oil Equivalent (MBoe)
U.S. Onshore	294.1	290.1	292.7	295.2
U.S. Offshore	59.8	92.5	58.0	99.2

Total U.S.	353.9	382.6	350.7	394.4
Canada	161.6	174.8	160.2	173.7
International	62.8	83.2	62.3	82.3

Total Oil Equivalent	578.3	640.6	573.2	650.4

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION DATA - RETAINED PROPERTIES				YOY	Sequential
All periods exclude properties divested in 2005	Q2 2006	Q2 2005	Q1 2006	% Change	% Change

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	117.3	113.2	113.5	4%	3%
U.S. Offshore	18.6	23.5	16.5	-21%	13%

Total U.S.	135.9	136.7	130.0	-1%	5%
Canada	62.7	61.3	59.1	2%	6%
International	2.2	2.4	2.2	-8%	0%

Total Natural Gas	200.8	200.4	191.3	0%	5%

Oil (MMBbls)
U.S. Onshore	2.8	2.9	2.8	-6%	0%
U.S. Offshore	2.3	3.0	2.2	-24%	5%

Total U.S.	5.1	5.9	5.0	-15%	2%
Canada	3.1	3.2	3.2	-4%	-3%
International	5.3	7.1	5.2	-25%	2%

Total Oil	13.5	16.2	13.4	-17%	1%

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.4	4.4	4.5	1%	-2%
U.S. Offshore	0.1	0.2	0.1	-52%	0%

Total U.S.	4.5	4.6	4.6	-1%	-2%
Canada	1.2	1.2	1.2	-4%	0%
International	—	0.1	—	-100%	0%

Total Natural Gas Liquids	5.7	5.9	5.8	-3%	-2%

Oil Equivalent (MMBoe)
U.S. Onshore	26.8	26.2	26.2	2%	2%
U.S. Offshore	5.4	7.1	5.1	-23%	6%

Total U.S.	32.2	33.3	31.3	-3%	3%
Canada	14.7	14.6	14.3	0%	3%
International	5.7	7.6	5.5	-25%	4%

Total Oil Equivalent	52.6	55.5	51.1	-5%	3%

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,288.7	1,243.4	1,261.2	4%	2%
U.S. Offshore	204.0	258.8	182.9	-21%	12%

Total U.S.	1,492.7	1,502.2	1,444.1	-1%	3%
Canada	689.0	672.9	656.3	2%	5%
International	24.7	26.9	24.9	-8%	-1%

Total Natural Gas	2,206.4	2,202.0	2,125.3	0%	4%

Oil (MBbls)
U.S. Onshore	30.8	32.8	31.2	-6%	-1%
U.S. Offshore	24.7	32.6	24.3	-24%	2%

Total U.S.	55.5	65.4	55.5	-15%	0%
Canada	33.6	35.0	35.7	-4%	-6%
International	58.7	77.8	57.7	-25%	2%

Total Oil	147.8	178.2	148.9	-17%	-1%

Natural Gas Liquids (MBbls)
U.S. Onshore	48.5	48.1	49.8	1%	-3%
U.S. Offshore	1.0	2.1	1.4	-52%	-29%

Total U.S.	49.5	50.2	51.2	-1%	-3%
Canada	13.2	13.8	13.6	-4%	-3%
International	—	0.9	—	-100%	0%

Total Natural Gas Liquids	62.7	64.9	64.8	-3%	-3%

Oil Equivalent (MBoe)
U.S. Onshore	294.1	288.2	291.2	2%	1%
U.S. Offshore	59.8	77.8	56.3	-23%	6%

Total U.S.	353.9	366.0	347.5	-3%	2%
Canada	161.6	160.9	158.6	0%	2%
International	62.8	83.2	61.9	-25%	1%

Total Oil Equivalent	578.3	610.1	568.0	-5%	2%

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Six Months Ended
REALIZED PRICE DATA	June 30,		June 30,
(average realized prices)	2006	2005	2006	2005

Realized Prices

Natural Gas ($/Mcf)
U.S. Onshore	$5.67	$5.96	$6.27	$5.56
U.S. Offshore	$7.39	$7.10	$7.80	$6.81
Total U.S.	$5.91	$6.17	$6.47	$5.80
Canada	$5.70	$5.98	$6.51	$5.83
International	$4.65	$4.08	$4.43	$3.95

Total Natural Gas	$5.83	$6.09	$6.46	$5.79

Oil ($/Bbl)
U.S. Onshore	$64.87	$48.40	$61.22	$45.82
U.S. Offshore	$67.51	$33.81	$63.87	$33.29
Total U.S.	$66.05	$40.18	$62.39	$38.70
Canada	$54.52	$24.05	$46.14	$23.98
International	$66.72	$40.91	$62.22	$38.59

Total Oil	$63.69	$37.28	$58.53	$35.86

Natural Gas Liquids ($/Bbl)
U.S. Onshore	$30.53	$23.42	$28.55	$22.69
U.S. Offshore	$47.05	$29.48	$41.06	$27.83
Total U.S.	$30.88	$23.73	$28.86	$22.95
Canada	$44.87	$34.28	$43.70	$33.16
International	$—	$21.16	$—	$24.56

Total Natural Gas Liquids	$33.83	$25.99	$31.98	$25.15

Oil Equivalent ($/Boe)
U.S. Onshore	$36.69	$35.15	$38.61	$33.08
U.S. Offshore	$53.98	$38.16	$53.90	$37.01
Total U.S.	$39.61	$35.88	$41.14	$34.07
Canada	$39.31	$33.20	$40.99	$32.50
International	$64.17	$39.82	$59.86	$37.58

Total Oil Equivalent	$42.19	$35.66	$43.14	$34.09

	Quarter Ended		Six Months Ended
BENCHMARK PRICES	June 30,		June 30,
(average prices)	2006	2005	2006	2005

Benchmark Prices

Natural Gas ($/Mcf) – Henry Hub	$6.80	$6.74	$7.91	$6.51
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$70.64	$53.23	$67.03	$51.57

	Quarter Ended		Six Months Ended
PRICE DIFFERENTIALS, EXCLUDING EFFECTS OF HEDGES	June 30,		June 30,
(average floating price differentials from benchmark prices)	2006	2005	2006	2005

Price Differentials

Natural Gas ($/Mcf)
U.S. Onshore	$(1.13)	$(0.76)	$(1.64)	$(0.94)
U.S. Offshore	$0.59	$0.39	$(0.11)	$0.31
Total U.S.	$(0.89)	$(0.55)	$(1.44)	$(0.69)
Canada	$(1.10)	$(0.58)	$(1.40)	$(0.51)
International	$(2.15)	$(1.27)	$(3.48)	$(1.40)

Total Natural Gas	$(0.97)	$(0.56)	$(1.45)	$(0.64)

Oil ($/Bbl)
U.S. Onshore	$(5.77)	$(4.83)	$(5.81)	$(4.83)
U.S. Offshore	$(3.13)	$(4.41)	$(3.16)	$(4.74)
Total U.S.	$(4.59)	$(4.59)	$(4.64)	$(4.78)
Canada	$(16.12)	$(15.77)	$(20.89)	$(14.43)
International	$(3.92)	$(5.63)	$(4.81)	$(6.74)

Total Oil	$(6.95)	$(7.23)	$(8.50)	$(7.38)

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Six Months Ended
CONSOLIDATED STATEMENTS OF OPERATIONS	June 30,		June 30,
(in millions, except per share data)	2006	2005	2006	2005

Revenues

Oil sales	$857	$650	$1,572	$1,265
Gas sales	1,170	1,272	2,534	2,447
Natural gas liquids sales	193	157	369	302
Marketing & midstream revenues	397	389	859	805

Total revenues	2,617	2,468	5,334	4,819

Expenses and Other Income, net

Lease operating expenses	362	338	711	686
Production taxes	86	75	169	153
Marketing & midstream operating costs and expenses	288	296	627	627
Depreciation, depletion and amortization of oil and gas properties	556	494	1,063	1,035
Depreciation and amortization of non-oil and gas properties	43	41	85	79
Accretion of asset retirement obligation	13	11	24	23
General & administrative expenses	90	78	180	136
Interest expense	102	146	203	264
Effects of changes in foreign currency exchange rates	—	11	(1)	11
Change in fair value of derivative financial instruments	47	(18)	59	34
Reduction of carrying value of oil and gas properties	16	—	101	—
Other income, net	(30)	(14)	(58)	(152)

Total expenses and other income, net	1,573	1,458	3,163	2,896

Earnings before income tax expense	1,044	1,010	2,171	1,923

Income Tax Expense (Benefit)

Current	198	277	502	629
Deferred	(13)	80	110	78

Total income tax expense	185	357	612	707

Net earnings	859	653	1,559	1,216
Preferred stock dividends	3	3	5	5

Net earnings applicable to common stockholders	$856	$650	$1,554	$1,211

Net earnings per weighted average common shares outstanding
Basic	$1.94	$1.40	$3.52	$2.57
Diluted	$1.92	$1.38	$3.47	$2.53
Basic weighted average shares outstanding	440	464	441	472
Diluted weighted average shares outstanding	446	471	447	479

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30,	December 31,
	2006	2005

		(Audited)

Assets

Current assets

Cash and cash equivalents	$1,030	$1,606
Short-term investments	332	680
Accounts receivable	1,404	1,601
Deferred income taxes	90	158
Other current assets	189	161

Total current assets	3,045	4,206

Property and equipment, at cost, based on the full cost method of accounting for oil and gas properties ($3,890 and $2,747 excluded from amortization in 2006 and 2005, respectively)	39,773	34,246
Less accumulated depreciation, depletion and amortization	16,454	15,114

Net property and equipment	23,319	19,132

Investment in Chevron Corporation common stock, at fair value	880	805
Goodwill	5,823	5,705
Other assets	451	425

Total Assets	$33,518	$30,273

Liabilities and Stockholders’ Equity

Current liabilities

Accounts payable:
Trade	$1,137	$947
Revenues and royalties due to others	492	666
Income taxes payable	147	293
Short-term debt	2,098	662
Accrued interest payable	127	127
Fair value of derivative financial instruments	17	18
Current portion of asset retirement obligation	73	50
Accrued expenses and other current liabilities	107	171

Total current liabilities	4,198	2,934

Debentures exchangeable into shares of Chevron Corporation common stock	718	709
Other long-term debt	5,238	5,248
Fair value of derivative financial instruments	183	125
Asset retirement obligation, long-term	766	618
Other liabilities	370	372
Deferred income taxes	5,552	5,405

Stockholders’ equity

Preferred stock	1	1
Common stock	44	44
Additional paid-in capital	6,762	6,928
Retained earnings	7,932	6,477
Accumulated other comprehensive income	1,772	1,414
Treasury stock	(18)	(2)

Stockholders’ Equity	16,493	14,862

Total Liabilities & Stockholders’ Equity	$33,518	$30,273

Common Shares Outstanding	441	443

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2006	2005

Cash Flows From Operating Activities

Net earnings	$1,559	$1,216
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	1,148	1,114
Deferred income tax expense	110	78
Net gain on sales of non-oil and gas property and equipment	(5)	(150)
Reduction of carrying value of oil and gas properties	101	—
Other non-cash charges to net earnings	112	95

	3,025	2,353

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	269	9
Other current assets	(17)	(6)
Long-term other assets	(6)	35
Increase (decrease) in:
Accounts payable	(168)	112
Income taxes payable	(156)	(75)
Debt, including current maturities	—	(67)
Accrued interest and expenses	(108)	46
Long-term other liabilities	(21)	(22)

Net cash provided by operating activities	$2,818	$2,385

Cash Flows From Investing Activities

Proceeds from sales of property and equipment	$26	$2,161
Capital expenditures	(4,715)	(1,976)
Purchases of short-term investments	(1,698)	(2,765)
Sales of short-term investments	2,046	3,183

Net cash (used in) provided by investing activities	$(4,341)	$603

Cash Flows From Financing Activities

Proceeds from borrowings of debt, net of issuance costs	$1,452	$—
Principal payments on debt, including current maturities	(208)	(354)
Proceeds from exercise of stock options	27	81
Repurchase of common stock	(253)	(1,562)
Excess tax benefits related to share-based compensation	7	—
Dividends paid on common stock	(99)	(70)
Dividends paid on preferred stock	(5)	(5)

Net cash provided by (used in) financing activities	$921	$(1,910)

Effect of exchange rate changes on cash	$26	$(3)
Net (decrease) increase in cash and cash equivalents	(576)	1,075
Cash and cash equivalents at beginning of period	1,606	1,152

Cash and cash equivalents at end of period	$1,030	$2,227

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
DRILLING ACTIVITY

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Exploration Wells Drilled

U.S.	18	9	39	21
Canada	30	35	96	152
International	5	7	8	7

Total	53	51	143	180

Exploration Wells Success Rate

U.S.	89%	89%	90%	76%
Canada	100%	100%	99%	93%
International	20%	43%	13%	43%

Total	89%	90%	92%	89%

Development Wells Drilled

U.S.	372	317	655	597
Canada	109	115	382	382
International	12	10	22	19

Total	493	442	1,059	998

Development Wells Success Rate

U.S.	98%	98%	98%	98%
Canada	100%	99%	99%	99%
International	92%	100%	95%	100%

Total	98%	98%	99%	99%

Total Wells Drilled

U.S.	390	326	694	618
Canada	139	150	478	534
International	17	17	30	26

Total	546	493	1,202	1,178

Total Wells Success Rate

U.S.	97%	98%	98%	98%
Canada	100%	99%	99%	97%
International	71%	76%	73%	85%

Total	97%	98%	98%	97%

COMPANY OPERATED RIGS

	June 30,
	2006	2005

Number of Company Operated Rigs Running

U.S.	60	50
Canada	11	9
International	—	2

Total	71	61

CAPITAL EXPENDITURES DATA

	Quarter Ended	Six Months Ended
(in millions)	June 30, 2006	June 30, 2006

Capital Expenditures

U.S. Onshore	$ 588	$1,089
U.S. Offshore	183	330
Total U.S.	771	1,419
Canada	253	835
International	73	200
Chief acquisition	2,223	2,223
Marketing & midstream	75	152
Capitalized general & administrative costs	61	118
Capitalized interest costs	20	36
Other	44	71

Total	$3,520	$5,054

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
Non-GAAP Financial Measures
     The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Cash flow before balance sheet changes is also used by certain securities analysts as a measure of Devon’s financial results.
RECONCILIATION TO GAAP INFORMATION
(in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Cash Provided By Operating Activities (GAAP)	$1,296	$997	$2,818	$2,385

Changes in assets and liabilities, net of effects of acquisitions of businesses	237	291	207	(32)

Cash flow before balance sheet changes (Non-GAAP)	$1,533	$1,288	$3,025	$2,353

     Devon believes that using net debt, defined as debt less cash, short-term investments, and the market value of Chevron common stock, for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon believes that because cash and short-term investments can be used to repay indebtedness, netting cash and short-term investments against debt provides a clearer picture of the future demands on cash to repay debt. Included in Devon’s indebtedness are $718 million of debentures exchangeable into 14.2 million shares of Chevron common stock owned outright by Devon. As of June 30, 2006, the market value of the shares ($880 million) exceeded the related debt obligation. Devon believes deducting the market value of the stock provides a clearer picture of future demands on cash to repay debt. This methodology is also utilized by various lenders, rating agencies and securities analysts as a measure of Devon’s indebtedness.
RECONCILIATION TO GAAP INFORMATION
(in millions)

	June 30,
	2006	2005

Total debt (GAAP)	$8,054	7,523
Adjustments:
Cash and short-term investments	1,362	(2,776)
Market value of Chevron Corporation common stock	880	(793)

Net Debt (Non-GAAP)	$5,812	3,954

Total Capitalization

Total debt	$8,054	7,523
Stockholders’ equity	16,493	13,299

Total Capitalization (GAAP)	$24,547	20,822

Adjusted Capitalization

Net debt	$5,812	3,954
Stockholders’ equity	16,493	13,299

Adjusted Capitalization (Non-GAAP)	$22,305	17,253